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                                                                   Exhibit 99(a)

                             BANK ONE CORPORATION
                             1 Bank One Plaza
                             Chicago, IL 60670

                                                                    News Release

[LOGO - BANK ONE]


For Additional Information:
Thomas Kelly, Bank One, 312-732-7007
Jay Reed, Wachovia, 336-732-5855

FOR IMMEDIATE RELEASE

              Wachovia, Bank One to End Agent Bank Relationship

     CHARLOTTE and CHICAGO, Sept. 7, 2001 - In accordance with the terms included in their July 27 transaction, Wachovia Corporation (NYSE: WB) and Bank One Corporation (NYSE: ONE) announced today that:

 . They plan to end their agent bank relationship and

 . Bank One will sell back to Wachovia approximately $1.3 billion of consumer credit card receivables of customers who also have a Wachovia retail banking relationship.

These actions follow the merger of First Union Corporation and Wachovia Corporation.

     The termination and repurchase do not affect Bank One's July 27 purchase of Wachovia's primary portfolio of $6.2 billion in receivables of cardmembers who are not customers of Wachovia's retail bank.

     Under terms of the agreement, Wachovia will pay Bank One a $350 million termination fee as well as reimburse Bank One for the premium paid for the repurchased receivables and conversion costs related to the repurchase.

     Wachovia expects to resell these receivables. In connection with the July 27 sale and prior to the merger with First Union, Wachovia reported a pretax gain from the sale of approximately $1.3 billion, of which $450 million was deferred in contemplation of these events. The termination and repurchase are not expected to impact Wachovia's earnings.

     Both the premium and the termination fee will reduce Bank One's purchase price for the remaining portfolio, and therefore the earnings impact will be realized over time. Bank One still expects the primary Wachovia portfolio to add approximately $100 million after tax to its 2002 earnings, as previously announced.

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     The agent bank relationship is expected to end in early October, and the repurchase transaction is expected to close sometime thereafter. Bank One and Wachovia will work closely to provide a smooth transition for customers.

    Bank One Corporation has assets of more than $270 billion, making it the nation's sixth-largest financial holding company.

     Wachovia Corporation, with pro forma assets of $322 billion as of June 30, is a leading provider of financial services to 19 million retail and corporate customers throughout the East Coast and the nation. The company operates full-service banking offices in 11 East Coast states and Washington, D.C., and offers full-service brokerage with offices in 47 states and global services through more than 30 international offices.

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     This news release contains forward-looking statements regarding Wachovia
Corporation and Bank One Corporation. All forward-looking statements involve risk and uncertainty, and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in Wachovia's filings with the Securities and Exchange Commission, including but not limited to, Wachovia's 2001 Current Reports on Form 8-K, 2001 Quarterly Reports on Form 10-Q and the Joint Proxy Statement -Prospectus dated June 27, 2001, and Bank One's Form 10-K for the year ended December 31, 2000.